SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of July 6, 2012, is entered into by and between Dynasil Corporation of America for itself and/or on behalf of any of its wholly-owned subsidiaries (collectively, the “Company”) and Steven Ruggieri, individually (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement as of April 13, 2011 (the “Employment Agreement”), a copy of which is attached as Exhibit A;

WHEREAS, the Executive terminated his employment under the Employment Agreement effective as of July 6, 2012 (the “Separation Date”), the Executive acknowledges that he has received all wages owed from the Company for work performed through the Separation Date and the Company has agreed to treat Executive’s termination as a “termination by the Company without Cause”; and

WHEREAS, under the Employment Agreement, Executive is eligible for certain severance benefits set out in this Agreement provided that he first executes this Agreement;

NOW THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Executive do hereby covenant and agree as follows:

1.	Severance Benefits. Provided that Executive first signs and returns this Agreement, and does not (and may no longer) revoke this Agreement, Executive will be eligible to receive the following payments and benefits (the “Severance Benefits”):

(a)	a payment in the gross amount of three months of Executive’s Base Salary, subject to legally-required and voluntarily authorized deductions, paid in substantially equal installments over a period of 3 months (the “Severance Period”) according to the Company’s regular payroll schedule, beginning 30 days after the Separation Date;

(b)	a payment of a prorated earned bonus on the normal bonus payment date, should any bonuses be awarded to the Dynasil C-Level staff for the entire fiscal year 2012. The Executive’s prorated share of that bonus, if any, would be 77% (representing 40 weeks of service of the 52 weeks in fiscal year 2012) of the bonus the Executive would have received as part of the Dynasil C-Level staff, if the Executive had been employed by the Company during the entire fiscal year ending September 30, 2012, with the Executive’s maximum bonus opportunity for fiscal 2012 being 77% of $75,000, and with this bonus, if any, being payable after receipt of the Company's audited financial statements for such fiscal year;

(c)	payment by the Company of the regular employer contribution toward the premiums for the Executive’s continued coverage, if any, under the Company’s group health and dental insurance plans for a period of three (3) months following the Separation Date, if the Executive is eligible to, and elects to, continue his coverage under such plans following the Separation Date under COBRA (during this three-month period, the Executive will pay only the regular employee contribution toward the premium for such insurance during that period). Any continued coverage beyond this three-month period will be at the Executive’s sole expense as provided by law.

As an additional condition of the Severance Benefits, Executive must make himself reasonably available to answer questions by telephone following the Separation Date during the Severance Period.

2.	Equity Rights. Pursuant to the Employment Agreement, Executive was granted the Time-Based Grant (as defined in the Employment Agreement) of restricted shares of the Company’s common stock pursuant to the Company’s 2010 Stock Incentive Plan (“Plan”). As of the Separation Date, 100,000 shares of the Time-Based Grant have vested; any portion of the Time-Based Grant that has not vested as of the Separation Date shall be forfeited by Executive. Executive’s rights with respect to any vested portion of the Time-Based Grant will be governed by the Plan and any applicable grant documents. The Board has exercised its discretion and agreed to waive the prior two-year restriction on the Executive’s sale, transfer or other disposition of the Executive’s Time-Based Grant shares. The Executive agrees he will comply with all applicable insider trading restrictions.

3.	General Release. Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the benefits set forth in this Agreement, Executive hereby releases and discharges the Company and anyone acting by, through or on behalf of the Company, including but not limited the Company’s, officers, employees, representatives and agents, (collectively, the “Releasees”), to the maximum extent permitted by law, of and from any and all complaints, charges, lawsuits or claims of any kind by Executive that Executive now has, ever had or may ever have against the Releasees, or any of them, whether known or unknown, arising out of any matter or thing that has happened before Executive signs this Agreement, including but not limited to: (i) all claims for tort or contract, including but not limited to claims relating to the breach of any oral or written contract or promise, misrepresentation, defamation, wrongful termination and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, or breach of the covenant of good faith and fair dealing; (ii) claims arising out of, based on, or connected with Executive’s employment in any way, including terms and conditions of employment, by the Company and the cessation of that employment; and (iii) claims arising under any local, state or federal law, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees. It is further expressly agreed and understood by Executive that the release contained herein is a GENERAL RELEASE, including of statutory claims. Nothing in this Agreement shall be construed to preclude Executive from participating or cooperating in any investigation or proceeding conducted by the Massachusetts Commission Against Discrimination, the Equal Employment Opportunity Commission, or any other state or federal administrative agency, including with respect to a challenge to the General Release in this Agreement. However, in the event that a charge or complaint is filed against the Releasees, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees, or any of them, by any administrative agency, Executive expressly waives and shall not accept any award or damages therefrom. The matters that are the subject of the releases by the Executive referred to above in this Section 3 of this Agreement shall be referred to collectively as the “Released Matters”; provided, however, that notwithstanding the foregoing, it is expressly agreed that Executive does not hereby release, and the term Released Matters shall not include: (a) any rights or claims based solely on events which first arose after the Separation Date; (b) any breach by the Company of the terms of this Agreement; (c) any rights Executive may have regarding the enforcement of this Agreement; (d) any obligation of the Company under the indemnification provisions of its Certificate of Incorporation or Bylaws or the Indemnification Agreement dated December 19, 2011 between the Company and the Executive (the “Indemnification Agreement”), applicable to the Executive and relating to any event occurring on or before the Separation Date. The Company acknowledges and reaffirms that it remains bound by the terms of the Indemnification Agreement, a copy of which is attached as Exhibit B, which agreement shall survive the termination of Executive’s employment.

4.	No Pending Claims. Executive represents and warrants that he has not filed any complaints, charges, or claims for relief against the Releasees, or any of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity. Executive further warrants that he has not previously assigned or transferred any of the claims that are the subject of the General Release contained in this Agreement.

5.	Nonadmissions. It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Executive was unlawful or wrongful, or that any action by it constituted a breach of contract or violated any federal or state law, policy, rule or regulation or professional or industry regulation or standard.

6.	Prior Covenants. Executive acknowledges and reaffirms that he remains bound by the terms of the Dynasil Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit C, to the extent the terms of the Confidentiality Agreement survive the termination of Executive’s employment.

7.	Nondisclosure of this Agreement. Executive agrees that the nature and terms of this Agreement are confidential, and expressly agrees not to discuss or disclose them, or the facts and contentions contained therein, without the prior written consent of the Company, with or to any person, except to federal and state tax authorities, Executive’s accountants or tax advisors, attorneys and spouse, or as required by law. Nothing in this Agreement shall prohibit or restrict, or be construed as prohibiting or restricting, Executive from cooperating with, or disclosing information or this Agreement to, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, or any other federal, state or local administrative agency.

8.	Nondisparagement. Executive agrees not to disparage or make negative statements about the Company or any of the Company’s programs or products. The Company shall instruct its officers and directors not to, disparage or make negative statements about the Executive, his business practices or professional career either publicly or privately, provided that nothing in this paragraph shall be construed in any way to restrict or prevent the Company from providing truthful information in response to requests for information by auditors or in court or governmental proceedings where required by law. The only statement that the Company will make regarding Executive’s separation is that Executive resigned for personal reasons. In response to any inquiries or reference requests to the Company by any person in any capacity concerning matters relating to Employee’s employment with the Company, the Company shall confirm for any prospective employer or agency, the dates of the Executive’s employment, his salary history, his position as CEO and member of the Board and that the Executive’s separation was voluntary. The Executive will direct all requests for references to the Company’s Chairman (Peter Sulick) and the Company will instruct its officers and directors to direct all requests for references to the Company’s Chairman (Peter Sulick).

9.	Breach. Executive acknowledges that any breach of this Agreement by him will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief. In the event that Executive institutes legal proceedings to enforce this Agreement, Executive agrees that the sole remedy available to him shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall Executive be entitled to receive or collect any damages for claims that Executive has released under this Agreement.

10.	Time to Consider Agreement.

(a)	Executive acknowledges that he has been advised in writing to, and has been given the opportunity to, consult an attorney of his choice before signing this Agreement.

(b)	Executive acknowledges that he has been given the opportunity to review and consider this Agreement for at least twenty-one (21) days before signing it and that, if Executive has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)	Executive further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven-day period has expired. To be effective, any such revocation must be in writing and delivered to Peter Sulick, Chairman, at the Company’s principal offices by close of business on the seventh day after signing and must expressly state Executive’s intention to revoke this Agreement. The eighth day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d)	The parties also agree that the general release provided by Executive in this Agreement does not include claims under the Age Discrimination in Employment Act arising after the date Executive signs this Agreement.

11.	Representations. The Company agrees that it will not contest the Executive’s claim for unemployment benefits that may be filed by Executive after the Separation Date. The Company will also pay or reimburse Executive’s legal fees in connection with this Separation Agreement and Executive’s termination with the Company as part of the Company’s administration costs, such cost not to exceed $3,000. The parties attest that no other representations were made regarding this Agreement other than those contained herein.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors and assigns.

13.	Severability. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, even after all attempts at reformation or construction have been exhausted as provided in the prior sentence, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement.

14.	Entire Agreement; Governing Law; Amendment; Captions. This Agreement constitutes the entire agreement between the parties about or relating to Executive’s termination of employment from the Company, or the Company’s obligations to Executive with respect to his termination, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties, whether written or oral, concerning the subject matter of this Agreement, except that the Indemnification Agreement and Confidentiality Agreement shall remain in full force and effect according to its terms, as described above, the Employment Agreement shall remain in full force and effect according to its terms to the extent such terms survive the termination of Executive’s employment, and the terms of the Plan and any applicable grant documents shall remain in full force and effect according to their terms with respect to the Time-Based Grant, as described above. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of law rules, and may not be changed orally. This Agreement may be changed or amended only by agreement in writing signed by both parties. Section captions in this Agreement are for convenience of reference only and in no way affect this Agreement's scope or substance.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the day and year written below.

DYNASIL CORPORATION OF AMERICA		STEVEN RUGGIERI

By:
Name: Peter Sulick
Title: Chairman

	Date	Date